Exhibit (a)(1)(D)

LETTER TO CLIENTS

Offer to Purchase for Cash

by

GIGCAPITAL, INC.

of

Up to 14,873,256 of its Rights to Receive One-Tenth of One Share of Common Stock

at a Purchase Price of $0.99 Per Right

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M., NEW YORK CITY TIME, ON NOVEMBER 6, 2019 OR SUCH LATER TIME AND DATE TO WHICH THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the offer to purchase dated October 8, 2019 (the “Offer to Purchase”) and the related letter of transmittal (“Letter of Transmittal”) (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with the Offer by GigCapital, Inc. (the “Company”, “we”, “us” or “our”) to purchase up to 14,873,256 of its outstanding rights (the “Rights”), at a purchase price of $0.99 per Right, in cash, without interest (the “Purchase Price”), for an aggregate purchase price of $14,724,523.44 (each of the Rights representing the right to receive one-tenth of one share of the Company’s Common Stock) upon the terms and subject to certain conditions described in the Offer. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

The Offer is only available for outstanding Rights. The Company also has outstanding Common Stock, warrants and units, with each unit comprised of one share of Common Stock, three-quarters of one warrant to purchase one share of Common Stock and one Right. On behalf of your clients, you may tender Rights that are included in units, but to do so such Rights must first be separated from the units prior to tendering such Rights. You may instruct us to tender Rights on your behalf that are included in units, but to do so such Rights must first be separated from the units prior to tendering such Rights. See “The Offer—Section 3. Procedures for Tendering Rights” of the Offer to Purchase. On the terms and subject to the conditions of the Offer, Purchasers will only pay for Rights validly tendered and not properly withdrawn before the Expiration Date.

We are the holder of record of Rights held for your account. As such, we are the only ones who can tender your Rights in the Offer, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Rights we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the Rights we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.	You may tender your Rights and receive the Purchase Price of $0.99 per Right, as indicated in the attached Instruction Form, in cash, without interest;

2.

The Offer, proration period and withdrawal rights will expire at one minute past 11:59 p.m., New York City time, on November 6, 2019, or such later time and date to which the Company extends the Offer;

3.

The Offer is not conditioned on any minimum number of Rights being tendered. However, the Offer is subject to certain other conditions. If certain events occur, Purchasers may not be obligated to purchase Rights pursuant to the Offer. See “The Offer—Section 6. Conditions of the Offer” of the Offer to Purchase;

4.	The Offer is for up to an aggregate 14,873,256 Rights;

5.

Tendering Right holders who are registered Right holders or who tender their Rights directly to the Depositary will not be obligated to pay any brokerage commissions or fees, or solicitation fees except as set forth in the Offer to Purchase and the Letter of Transmittal;

6.	If your Rights are held as part of the Company’s outstanding units, you must first instruct us to separate the units before the Rights may be tendered.

If you wish to have us tender any or all of your Rights, please so instruct us by completing, executing, detaching and returning the attached Instruction Form. If you authorize us to tender your Rights, we will tender all your Rights unless you specify a lesser number on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date of the Offer (including, if applicable, sufficient time to effect the separation of the units). Please note that the Offer and withdrawal rights will expire at one minute past 11:59 p.m., New York City time, on November 6, 2019, or such later time and date to which the Offer is extended.

The Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of the Rights. The Offer is not being made to holders of Rights residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction.

None of the Company, the Company’s board of directors, the Information Agent, the Depositary or the parties to the Purchase Agreement or their respective affiliates is making any recommendation to you as to whether to tender or refrain from tendering your Rights pursuant to the Offer. You must make your own decision as to whether to tender your Rights and, if so, how many Rights to tender. In doing so, you should read carefully the information set forth or incorporated by reference in the Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer—Section 2. Purposes of the Offer; Certain Effects of the Offer,” “The Business Combination,” and “The Offer—Section 11. Important Information Concerning the Company” of the Offer to Purchase. You should discuss whether to tender your Rights with your broker or other financial advisor, if any.

Right holders who choose not to tender will not receive cash for their Rights.

The Company’s directors and executive officers have advised the Company that they do not intend to tender their Rights in the Offer. In addition, the Company has entered into agreements with certain right holders that provide that such holders will not deliver their Rights in response to the Offer, and the Company may enter into similar agreements with other Right holders, including one Right holder with whom the Company has announced that it has entered into a non-binding letter of intent to not deliver their Rights in response to the Offer.    See “The Offer—Section 9. Interests of Directors and Executive Officers; Certain Agreements.”

INSTRUCTION FORM WITH RESPECT TO

Offer to Purchase for Cash

by

GigCapital, Inc.

of

Up to 14,873,256 of its Rights to Receive One-Tenth of One Share of Common Stock

at a Purchase Price of $0.99 Per Right

The undersigned acknowledge(s) receipt of your letter and the offer to purchase dated October 8, 2019 (the “Offer to Purchase”) and the related letter of transmittal (“Letter of Transmittal”) (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with the Offer by GigCapital, Inc. (the “Company”) to purchase up to 14,873,256 of its outstanding rights (the “Rights”), at a purchase price of $0.99 per Right, in cash, without interest (the “Purchase Price”), for an aggregate purchase price of $14,724,523.44 (each of the Rights representing the right to receive one-tenth of one share of the Company’s Common Stock) upon the terms and subject to certain conditions described in the Offer. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

The undersigned hereby instruct(s) you to tender to the Company the number of Rights indicated below or, if no number is indicated below, all Rights which are beneficially owned by the undersigned and registered in your name for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

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Please check if any or all Rights being tendered are part of a unit. As the Rights you are being instructed to tender pursuant to the Offer are held as part of a unit, please separate the unit and undertake all actions necessary to allow for the tender of the outstanding Rights.

NUMBER OF RIGHTS TO BE TENDERED HEREBY:	(1)

SIGNATURE:

(1) Unless otherwise indicated, it will be assumed that all Rights held by us for your account are to be tendered.